EXHIBIT 5.1

[LETTERHEAD OF RUTAN & TUCKER, LLP]

Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, California 92626

March 27, 2008
Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, California  95814

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Pacific Ethanol, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed pursuant to Rule 462(b) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) to which this opinion is an exhibit with respect to the offer and sale by Cascade Investment, L.L.C. (the “Selling Security Holder”) of up to an aggregate of 131,250 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable upon conversion of 65,625 shares of Series A Cumulative Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) held by the Selling Security Holder as described in the Registration Statement pursuant to the Certificate of Designations, Powers, Preferences and Rights of the Series A Cumulative Redeemable Convertible Preferred Stock (the “Certificate of Designations”).

The Registration Statement incorporates by reference the Company’s Registration Statement on Form S-3 (Registration No. 333-147471), which was filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2007 and declared effective by the Commission on November 21, 2007, with respect to the offer and sale by the Selling Security Holder of up to an aggregate of 10,501,000 shares of the Company’s common stock, par value $0.001 per share, of which 1,000 shares are held directly and 10,500,000 shares are issuable upon conversion of 5,250,000 shares of Series A Preferred Stock held by the Selling Security Holder.

We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents.  We have also assumed that the Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued upon conversion of the Series A Preferred Stock in accordance with the provisions of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

You have informed us that the Selling Security Holder may sell the Shares from time to time on a delayed or continuous basis.  This opinion is limited to the General Corporation Law of the State of Delaware (“DGCL”), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours, /s/ RUTAN & TUCKER, LLP